Exhibit 10.6

Execution Version

PATENT SECURITY AGREEMENT

Patent Security Agreement, dated as of August 5, 2020, by SeaWorld Parks & Entertainment, Inc., a Delaware corporation (the “Grantor”), in favor of Wilmington Trust, National Association, in its capacity as collateral agent pursuant to the Indenture (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Grantor is party to a Second Lien Security Agreement dated as of August 5, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantor is required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Indenture, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1.Defined Terms.  Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.Grant of Security Interest in Patent Collateral.  The Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Article 9 Collateral (excluding any Excluded Assets) of the Grantor:

(a)Patents of the Grantor, including, without limitation, those listed on Schedule I attached hereto (hereinafter, the “Patent Collateral”).

SECTION 3.The Security Agreement.  The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and the Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement.  In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4.Termination.  Upon the termination of the Security Agreement in accordance with Section 6.12 thereof, the Collateral Agent shall, at the expense of the Grantor, execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the lien on and security interest in the Patent Collateral under this Patent Security Agreement and any other documents required to evidence the termination of the Collateral Agent’s interest in the Patent Collateral.

SECTION 5.Counterparts.  This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

[Signature Pages Follow]

SEAWORLD PARKS & ENTERTAINMENT, INC.

By:/s/ Harold J. Herman
Name: Harold J. Herman
Title:   Assistant Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:/s/ Jane Schweiger
Name: Jane Schweiger
Title:   Vice President